Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of August 3, 2026, among ADI Global Distribution Funding LLC (the “Assumption Issuer”), ADI Global Distribution Inc. (the “Parent Guarantor”), the Subsidiary Guarantors listed on the signature pages hereto (together with the Parent Guarantor, the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, ADI Escrow Issuer LLC, a Delaware limited liability company (the “Escrow Issuer”), has heretofore executed and delivered to the Trustee that certain Indenture (the “Indenture”), dated as of June 30, 2026, providing for the issuance of an unlimited aggregate principal amount of 7.125% Senior Notes due 2034 (the “Notes”);

WHEREAS, the Indenture provides that on the Escrow Release Date the Assumption Issuer and each of the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which (i) the Assumption Issuer shall assume all of the Escrow Issuer’s obligations under the Notes and the Indenture and (ii) the Guarantors shall, jointly and severally, fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture, on the terms and conditions set forth herein and under the Indenture (the “Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Assumption by Issuer. The Assumption Issuer acknowledges and agrees to (i) unconditionally assume all of the Escrow Issuer’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture; (ii) be bound by all applicable provisions of the Indenture as if made by, and with respect to the Assumption Issuer; and (iii) perform all obligations and duties required of the Issuer pursuant to the Indenture. From and after the date hereof, all references in the Indenture to the “Issuer” shall refer to the Assumption Issuer instead of the Escrow Issuer.

(3) Agreement to Guarantee.

(i) Each Guarantor, other than ADI Global Distribution Inc., hereby agrees, jointly and severally, with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor (which for this purpose excludes the obligations and agreements of the Parent Guarantor) under the Indenture. From and after the date hereof, all references in the Indenture to the “Guarantors” shall include each of the undersigned Guarantors.

(ii) ADI Global Distribution Inc. hereby agrees, jointly and severally, with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor and the Parent Guarantor under the Indenture. From and after the date hereof, all references in the Indenture to the “Guarantors” shall include ADI Global Distribution Inc. and all references in the Indenture to the “Parent Guarantor” shall refer to ADI Global Distribution Inc.

(4) Successors and Assigns. This Supplemental Indenture and Article 10 of the Indenture shall be binding upon the Guarantors and their respective successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Supplemental Indenture, in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

(5) No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Supplemental Indenture or Article 10 of the Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture and Article 10 of the Indenture at law, in equity, by statute or otherwise.

(6) Release. Upon execution of this Supplemental Indenture by the Parent Guarantor, the Assumption Issuer and the other Guarantors, the Escrow Issuer shall be unconditionally and irrevocably released and discharged from all obligations and liabilities under the Indenture and the Notes.

(7) Execution and Delivery. The Assumption Issuer Agrees that the Notes shall remain in full force and effect notwithstanding the absence of any endorsement of the Assumption Issuer on the Notes, and each Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee.

(8) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of any Guarantor shall have any liability for any obligations of the Issuer or the other Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(9) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(10) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(11) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(12) The Trustee and the Agents. The Trustee and the Agents shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Assumption Issuer and the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ADI GLOBAL DISTRIBUTION FUNDING LLC, as Assumption Issuer

By:	/s/ Jeannine Lane
	Name:	Jeannine Lane
	Title:	Secretary

ADI GLOBAL DISTRIBUTION INC., as Parent Guarantor

By:	/s/ Jeannine Lane
	Name:	Jeannine Lane
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

SUBSIDIARY GUARANTORS

ADI GLOBAL DISTRIBUTION LLC
SUNBRITE HOLDING CORPORATION
SUNBRITETV LLC
SNAP ONE HOLDINGS CORP.
SNAP ONE, LLC,
as Guarantors

By:	/s/ Jeannine Lane
	Name:	Jeannine Lane
	Title:	Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

[Signature Page to Supplemental Indenture]

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